                          Offer to Purchase for cash

                    All Outstanding Shares of Common Stock

                                      of

                               PJ America, Inc.

                                      at

                              $8.75 Net Per Share

                                      by

                             PJ Acquisition Corp.

                                                                  July 20, 2001

To Our Clients:

   Enclosed for your consideration are the Offer to Purchase dated July 20, 2001 and the related Letter of Transmittal (which together constitute the "Offer") in connection with the offer by PJ Acquisition Corp. ("Purchaser"), a Delaware corporation formed by certain directors, officers and principal stockholders (the "Investor Group") of PJ America, Inc. ("PJAM"), to purchase for cash all of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares") of PJAM. We, or our nominee, are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

   We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

   Your attention is directed to the following:

     1 The tender price is $8.75 per Share, net to you in cash upon the terms and subject to the conditions set forth in the Offer.

     2. The Offer and withdrawal rights expire at 12:00 Midnight, Eastern Daylight time, on Monday, August 20, 2001, unless the Offer is extended.

     3. The Offer is being made pursuant to an Agreement and Plan of Merger dated as of June 28, 2001 (the "Merger Agreement"), between the Purchaser and PJAM, pursuant to which, as soon as practicable following the consummation of the Offer, and the satisfaction or waiver of certain conditions in the Merger Agreement, the Purchaser will be merged into PJAM (the "Merger"), with PJAM continuing as the surviving corporation which will be wholly owned by the Investor Group. At the effective time of the Merger (the "Effective Time"), each issued and outstanding Share (other than (i) Shares held in PJAM's treasury, (ii) Shares held by the Purchaser and (iii) Shares of holders exercising dissenting rights), will be converted into the right to receive the per Share price paid in the Offer in cash without interest thereon (the "Merger Consideration") and described in the Offer to Purchase.

     4. The Offer is made for all outstanding Shares.

     5. The Board of Directors of PJAM (the "PJAM Board"), by unanimous decision of those Directors participating and based upon the recommendation of a Special Committee of Independent Directors of the PJAM Board (the "Special Committee") (i) has determined that each of the Offer, the Merger and the Merger Agreement is advisable, fair to and in the best interests of PJAM and its stockholders (other than Purchaser and the Investor Group);
  (ii) has approved the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby; and (iii) has resolved to recommend that PJAM's stockholders accept the Offer, tender their Shares pursuant thereto and, if applicable, approve and adopt the Merger Agreement and the Merger.

     6. Tendering stockholders will not be obligated to pay brokerage fees or commissions to the Depositary or the Information Agent.

     7. The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration date of the Offer, that number of shares, which, together with the Shares owned by the Purchaser and the Investor Group, constitutes at least 90% of the then outstanding Shares, (ii) an absence of any material adverse changes to PJAM, and (iii) consummation of financing sufficient to complete the transactions. This Offer is also subject to certain other conditions as set forth under "The Tender Offer--Section 11. Conditions of the Offer" in the Offer to Purchase.

     8. Any stock transfer taxes applicable to the sale of shares to the Purchaser pursuant to the Offer will be paid by the Purchaser. However, federal income tax backup withholding at a rate of 31%, or the then current rate, may be required, unless an exemption is provided or unless the required taxpayer identification information is provided. See Instruction 8 of the Letter of Transmittal.

   If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the expiration of the Offer.

   The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

   In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by National City Bank (the "Depositary") of (i) certificates representing the Shares tendered or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth under "The Tender Offer--Section 3. Procedures for Accepting the Offer and Tendering Shares" in the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility are actually received by the Depositary.

                         Instructions with Respect to
                          Offer to Purchase for Cash

                    All Outstanding Shares of Common Stock

                                      of

                               PJ America, Inc.

   The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated July 20, 2001, and the related Letter of Transmittal, in connection with the offer by PJ Acquisition Corp., to purchase all of the outstanding shares of common stock, $0.01 par value per share (the "Shares"), of PJ America, Inc.

   This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

    NUMBER OF SHARES TO BE                              SIGN HERE
          TENDERED:*                      -------------------------------------

                                          -------------------------------------
_______________________ Shares*

                                                     (Signature(s))
Dated: __________________, 2001           -------------------------------------
                                          -------------------------------------
                                                (Please print name(s) and
                                                    address(es) here)

THIS FORM MUST BE RETURNED TO THE BROKERAGE FIRM MAINTAINING YOUR ACCOUNT.
--------
* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.


                                       3